                                 EXHIBIT 2.02

        Agreement of Merger dated as of August 1, 1994 between Redwood and CDS Acquisition Corporation.

                              AGREEMENT OF MERGER


         This AGREEMENT OF MERGER (the "Agreement") is made and entered into as of August 1, 1994 by and between CDS Acquisition Corporation, a California corporation ("Merger Sub"), which is a wholly-owned subsidiary of Cadence Design Systems, Inc., a Delaware corporation ("Parent"), and Redwood Design Automation, Inc., a California corporation (the "Company" or the "Surviving Corporation"). Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations."


                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that the Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have entered into an Agreement of Merger and Plan of Reorganization dated July 8, 1994 (the "Reorganization Agreement").

         B. Pursuant to the Merger, among other things, the outstanding shares of Preferred Stock of the Company shall be converted into shares of Common Stock of Parent ("Parent Common Stock") at the rate determined herein. (The shares of Series A Preferred Stock, Series B Preferred Stock, together with Series C Preferred Stock of the Company are collectively referred to herein as the "Company Preferred Stock".) As a result of the Merger, Parent will own all capital stock and rights to acquire capital stock of the Company.

         NOW, THEREFORE, the Constituent Corporations agree as follows:


                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and California law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, the parties hereto shall cause the Merger to be consummated by filing this Agreement of Merger with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California law (the time of such filing being the "Effective Time"). The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. at the Palo Alto offices of Fenwick & West, on the date of the proposed Effective Time (the "Closing Date"). Without limiting the foregoing, for the purposes of scheduling, the parties anticipate that the Closing will take place prior to August 31, 1994.

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Articles of Incorporation. At the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that they are identical to the Articles of Incorporation attached hereto as Exhibit A (except that the name of the Surviving Corporation shall remain unchanged) until thereafter amended as provided by law and such Articles of Incorporation.

         1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. All current officers and directors of the Company shall tender their resignations on or before the Effective Time.

         1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Merger Sub of all outstanding Company Preferred Stock, Common Stock of the Company ("Company Common Stock") and rights to acquire any Company Preferred Stock or Company Common Stock, shall be determined immediately prior to the Effective Time and shall be equal to the Aggregate Share Number (as defined, along with certain other terms defined herein in paragraph (f) below); provided that such maximum number shall be adjusted to the extent required by paragraph (e) below. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

                 (a) Conversion of Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the amount set forth in the following table, with the replacement Parent certificate or certificates to be issued upon surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, the right to receive one Share Purchase Right (as defined in the Rights Agreement, dated June 20, 1989, between Parent and Bank of America N.T. & S.A., as amended from time to time (the "Rights Agreement")):

                DESIGNATION OF                   NUMBER OF SHARES OF PARENT COMMON STOCK TO WHICH
           COMPANY PREFERRED STOCK                   EACH SHARE IS ENTITLED UPON EFFECTIVE TIME

           ------------------------              ------------------------------------------------
           Series A Preferred Stock              Series A Exchange Number (as defined in paragraph (f))
           Series B Preferred Stock              Series B Exchange Number (as defined in paragraph (f))
           Series C Preferred Stock              Series C Exchange Number (as defined in paragraph (f))

                 (b) Cancellation of Common Stock and Options or Other Rights to Purchase Common Stock or Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall not be converted into the right to receive any consideration whatsoever by virtue of the Merger. Each option to purchase Company Common Stock outstanding under the Company's 1991 Employee Stock Plan (the "Stock Option Plan") and any other rights to acquire Company Common Stock or Company Preferred Stock shall be canceled and terminated and shall not be assumed by Parent or the Surviving Corporation. The foregoing shall all be accomplished in accordance with the Company's Articles of Incorporation, Bylaws, Stock Option Plan and other applicable contractual obligations, as the case may be.

                 (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Preferred Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                 (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (e) Fractional Shares. If permitted under applicable law, no fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall not be entitled to receive from Parent any shares or fractional shares of Parent Common Stock therefor; provided, however, in the event the fraction of a share which any shareholder would otherwise be entitled to receive is one-half of one percent or more of the total shares such shareholder is entitled to receive, the holder thereof shall be entitled to receive an amount of cash equal to that fraction of the Ten-Day Average Price, as defined in subparagraph
(f)(i) below.

                 (f)      Definitions.

                          (i)     Subject to the provisions of paragraph (e)
above and Section 1.7 below, the "Aggregate Share Number" shall be a number of shares of Parent Common Stock equal to (a) 6,500,000 divided by (b) $15.50 (the "Ten Day Average Price").

                         (ii)     Escrow Number.  The "Escrow Number" shall be
equal to 1,000,000 divided by the Ten-Day Average Price, rounded to the nearest whole share.

                        (iii) Series A Allocation Number. The "Series A Allocation Number" shall be equal to the Aggregate Share Number multiplied by .0351.

                         (iv)     Series B Allocation Number.  The "Series B
Allocation Number" shall be equal to the Aggregate Share Number multiplied by .4815.

                          (v)     Series C Allocation Number.  The "Series C
Allocation Number" shall be equal to the Aggregate Share Number multiplied by .4834.

                         (vi)     Series A Exchange Number.  The "Series A
Exchange Number" shall be equal to the Series A Allocation Number divided by 740,000.

                        (vii) Series B Exchange Number. The "Series B Exchange Number" shall be equal to the Series B Allocation Number divided by 5,516,306.

                       (viii) Series C Exchange Number. The "Series C Exchange Number" shall be equal to the Series C Allocation Number divided by 4,469,302.

         The Series A Exchange Number, Series B Exchange Number and Series C Exchange Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Preferred Stock occurring after the date hereof and prior to the Effective Time; provided, however, that the Repurchase described in Section 5.10 below has been accounted for in determining the Series C Exchange Number and shall not result in any additional adjustment.

         1.7     Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with California law (Corporations Code Chapter 13) and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California law.

                 (b) Notwithstanding the provisions of subsection (a), if any holder of shares of capital stock of the Company who demands dissenters' rights under California law shall effectively withdraw or lose (through failure to perfect or otherwise) such rights dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's Preferred Stock shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

                 (c) The Company shall give Parent (i) prompt notice of any written demands for dissenters' rights with respect to any shares of capital stock of the Company, withdrawals of such demands, and any other related instruments and documents received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for cash settlement under California law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenters' rights with respect to capital stock of the Company or offer to settle or settle any such demands.

                 (d) Parent reserves the right to delay delivery of Parent Common Stock upon surrender of Company Preferred Stock to the Exchange Agent to any Company shareholder which did not vote in favor of the Merger until such shareholder's dissenters' rights pursuant to Chapter 13 of the California Corporations Code have terminated. Exercise by any shareholder of such dissenters' rights shall terminate the right to receive Parent Common Stock as set forth in paragraph 1.6(a) hereof with respect to such dissenting shares.

         1.8     Surrender of Certificates.

                 (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") in the Merger.

                 (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for the surrender of the outstanding shares of Company Preferred Stock and the cancellation of Company Common Stock and any rights to purchase Company Common Stock or Company Preferred Stock.

                 (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII of the Reorganization Agreement) to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII of the Reorganization Agreement, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII of the Reorganization Agreement) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Number which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in
Article VII of the Reorganization Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Preferred Stock shall have been so converted in accordance with Section 1.6 and subject to the limitations of Article VII of the Reorganization Agreement.

                 (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                 (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. Parent can also require indemnification in such instances in form and substance acceptable to Parent.

                 (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation, the Escrow Agent, the Agent (as defined in Article VII of the Reorganization Agreement), the Company, Parent or Merger Sub or any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Preferred Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Preferred Stock or Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and, in the case of Company Preferred Stock, exchanged, as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Certificates.

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II
                       TERMINATION, AMENDMENT AND WAIVER

         2.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of the Company and Parent;

                 (b) by Parent if it is not in material breach of its obligations under the Reorganization Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of the Company and such breach has not been cured within fifteen (15) days after notice to the Company.

                 (c) by the Company if it is not in material breach of its respective obligations under the Reorganization Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of Parent or Merger Sub and such breach has not been cured within fifteen (15) days after notice to Parent;

                 (d) by any party hereto if: (i) the Closing has not occurred by September 30, 1994; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger;
(iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or
(iv) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Parent's or the Surviving Corporation's ownership or operation of all or a material portion of the business of the Surviving Corporation, or compel Parent or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of the Surviving Corporation or Parent as a result of the Merger or (B) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting period provisions.

                 Where action is taken to terminate this Agreement pursuant to this Section 2.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         2.2 Effect of Termination. In the event of termination of this Agreement prior to the Effective Time as provided in Section 2.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or shareholders, except as set forth in the Reorganization Agreement.

         2.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of those parties required by applicable law to so approve but, after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders of a party without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         2.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                      CDS ACQUISITION CORPORATION


                                      By: /s/ JOSEPH B. COSTELLO
                                          -------------------------------
                                          Joseph B. Costello, President


                                      By: /s/ H. RAYMOND BINGHAM
                                          -------------------------------
                                          H. Raymond Bingham, Secretary



                                      REDWOOD DESIGN AUTOMATION, INC.


                                      By: /s/ DOUGLAS O. FAIRBAIRN
                                          -------------------------------
                                          Douglas O. Fairbairn, President


                                      By: /s/ LARRY W. SONSINI
                                          -------------------------------
                                          Larry W. Sonsini, Secretary

                       CERTIFICATE OF APPROVAL OF MERGER

                 BY OFFICERS OF REDWOOD DESIGN AUTOMATION, INC.



         The undersigned, Douglas G. Fairbairn and Larry W. Sonsini, hereby certify that:

         1. They are President and Secretary, respectively, of Redwood Design Automation, Inc., a California corporation (the "Company").

         2. This Certificate is attached to the Agreement of Merger in the form duly approved by the Board of Directors of the Company providing for the merger (the "Merger") of CDS Acquisition Corporation, a California corporation, with and into the Company.

         3. The Company has two authorized classes of shares, designated as Common Stock and Preferred Stock. The number of shares of Common Stock issued and outstanding and entitled to vote upon the Merger as of July 25, 1994 (the "Record Date") was 2,212,850. The number of shares of Preferred Stock issued and outstanding and entitled to vote upon the Merger as of the Record Date was 11,164,205, of which 740,000 were designated as Series A Preferred Stock, 5,516,306 were designated as Series B Preferred Stock and 4,907,899 were designated as Series C Preferred Stock.

         4. The terms of the Agreement of Merger in the form attached to this Certificate were duly approved by the vote of a number of shares of Common Stock and Preferred Stock of the Company which equaled or exceeded the vote required.

         5. The percentage vote required for such approval was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Preferred Stock, with all series voting together as a single class.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8th day of August, 1994. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



                                        /s/ DOUGLAS G. FAIRBAIRN
                                        ---------------------------------
                                        Douglas G. Fairbairn, President



                                        /s/ LARRY W. SONSINI
                                        ---------------------------------
                                        Larry W. Sonsini, Secretary

                       CERTIFICATE OF APPROVAL OF MERGER

                   BY OFFICERS OF CDS ACQUISITION CORPORATION



         The undersigned, Joseph B. Costello and H. Raymond Bingham, hereby certify that:

         1. They are President and Secretary, respectively, of CDS Acquisition Corporation, a California corporation ("Sub").

         2. This Certificate is attached to the Agreement of Merger in the form duly approved by the Board of Directors of Sub providing for the merger (the "Merger") of Sub with and into Redwood Design Automation, Inc., a California corporation.

         3. This corporation has one authorized class of shares designated as Common Stock, $.001 par value, and the number of shares issued and outstanding is 100 shares.

         4. The terms of the Agreement of Merger in the form attached to this Certificate were duly approved by the holders of 100% of the outstanding shares of Common Stock of this corporation.

         5. Equity securities of this corporation's parent corporation, Cadence Design Systems, Inc., a Delaware corporation, are to be issued in the Merger and no vote of the shareholders of the parent corporation was required.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of August, 1994. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



                                        /s/ JOSEPH B. COSTELLO
                                        -----------------------------
                                        Joseph B. Costello, President



                                        /s/ H. RAYMOND BINGHAM
                                        -----------------------------
                                        H. Raymond Bingham, Secretary